UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2004

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street, Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 676-6000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 26, 2004, Health Net entered into a letter agreement with Anthony S. Piszel providing for the appointment of Mr. Piszel as Executive Vice President and Chief Financial Officer, commencing August 30, 2004, or such earlier date as Mr. Piszel and Health Net mutually agree.

The letter agreement provides for Mr. Piszel to receive an annual base salary of $500,000. This base salary is to be reviewed annually, and is subject to Health Net’s right to change Mr. Piszel’s compensation from time to time. Under the letter agreement, Mr. Piszel will be eligible to participate in the Health Net Executive Incentive Plan (also known as the Management Incentive Plan, or MIP), which will provide him the opportunity to earn each plan year up to 80% of his base salary as additional compensation according to the terms of the actual MIP documents, provided, however, that his annual bonus opportunity for the 2004 and 2005 calendar year will be guaranteed at target. The bonus payment will range from 0% to 200% of target depending upon the actual results achieved, and specific, individually tailored measures will be established by Health Net that must be achieved by Mr. Piszel in order for him to be eligible to receive bonus payments for a given plan year. The letter agreement provides that in the event Mr. Piszel is one of the five highest paid executive officers of Health Net for a given calendar year under applicable federal securities laws, his bonus for that year, if any, will be subject to Health Net’s Performance Based 162(m) Plan in lieu of the MIP.

Under the letter agreement, Mr. Piszel is to receive an engagement bonus of $500,000 on August 30, 2004 in anticipation of his remaining employed by Health Net for at least three years. If, within the first three years of employment, Mr. Piszel voluntarily terminates his employment or Health Net terminates him for cause (as defined in the letter agreement), Mr. Piszel will be required to repay Health Net a prorated portion of the engagement bonus.

The letter agreement further provides for Mr. Piszel to be granted, effective as of the first date of his employment, 60,000 restricted shares of Health Net common stock and a non-qualified stock option to purchase 500,000 shares of Health Net common stock, in each case under the applicable Health Net stock option plan and, in the case of the stock option, subject to the terms of Health Net’s form of stock option agreement as adopted by the Compensation and Stock Option Committee of Health Net’s board of directors. Under the letter agreement, the restricted stock is to vest and become non-forfeitable on the third anniversary of the grant date; the stock option is to have an exercise price equal to the closing sales price of Health Net common stock on Mr. Piszel’s first day of employment and expire ten years from the grant date, subject to earlier termination as provided in the stock option agreement and the applicable Health Net stock option plan. The letter agreement provides that the restricted stock and the stock option may be subject to accelerated vesting upon the occurrence of a change in control, as defined under the applicable Health Net stock option plan. Any future stock option and/or restricted share grants to Mr. Piszel are at the discretion of the Committee.

Under the letter agreement, Mr. Piszel is entitled to relocation benefits, including a special benefit reimbursement of up to $150,000 (grossed up for applicable federal and state taxes) of the federal and state taxes due on the sale of his principal residence, and to reimbursement of up to $5,000 per year of costs incurred for personal financial counseling services. In addition, the letter agreement provides for Mr. Piszel’s participation in various employee benefit plans, including paid time off, holidays, insurance and Health Net’s 401(k), deferred compensation and tuition reimbursement plans, if he meets the applicable participation requirements.

The letter agreement provides that Mr. Piszel’s employment with Health Net may be terminated by him or Health Net at any time, with or without advance notice and with or without cause (as defined in the letter agreement). The letter agreement provides Mr. Piszel with two potential severance arrangements in the event of a termination of his employment other than due to his death or disability:

•	If, at any time within two years after a change in control (as defined in the letter agreement) of Health Net, Mr. Piszel’s employment is terminated by Health Net without cause (as defined in the letter agreement) or Mr. Piszel terminates his employment for good reason (as defined in the letter agreement) and signs a waiver and release of claims substantially in the form prescribed by the letter agreement, Mr. Piszel will be entitled to receive a lump-sum payment equal to 36 months of his then-current base salary, benefit continuation for an initial eighteen-month period and payment of COBRA premiums for an additional eighteen-month period. This severance allowance will be forfeited in the case of a termination by Mr. Piszel if the Company requests in writing, prior to the termination, that Mr. Piszel continue in the employ of Health Net for 90 days following the change in control, and Mr. Piszel voluntarily leaves the employ of Health Net prior to the expiration of that 90-day period.

2

•	If at any time that is not within two years after a change in control Mr. Piszel’s employment is terminated by Health Net without cause, Mr. Piszel will be entitled to receive, if he signs a waiver and release of claims substantially in the form prescribed by the letter agreement,

•	if the termination is within the first 24 months of employment, a lump-sum payment equal to 12 months of his then-current base salary and payment of COBRA premiums for a twelve-month period; or

•	if the termination is after 24 months of employment, a lump-sum payment equal to 12 months of his then-current base salary, benefit continuation for an initial six-month period and payment of COBRA premiums for an eighteen-month period.

In the event that Mr. Piszel voluntarily terminated his employment at any time other than for good reason within two years after a change in control of Health Net, the letter agreement provides that he would not be eligible to receive any of the severance benefits under the provisions described in this paragraph.

In the event that Mr. Piszel’s employment is terminated due to death or disability (as defined in the letter agreement), he or his beneficiaries or estate would be entitled under the letter agreement to continuation of benefits for a period of 12 months and a lump-sum payment equal to 12 months of his then-current base salary, provided, in the case of termination due to disability, that Mr. Piszel signs a waiver and release of claims substantially in the form prescribed by the letter agreement.

The letter agreement provides that, in the event that any change-in-control payments or distributions by Health Net to or for the benefit Mr. Piszel would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code and there are, in respect of those payments and distributions in excess of $50,000 in the aggregate, any excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, then Mr. Piszel will receive an additional, tax gross-up payment so that the net amount he receives, taking into account taxes payable on the tax gross-up payment, is equal to the amount he would have received if no excise tax were due.

3

Section 5—Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 31, 2004, Health Net announced the appointment of Anthony S. Piszel, age 49, as Executive Vice President and Chief Financial Officer, commencing on August 30, 2004. In connection with Mr. Piszel’s appointment, Health Net and Mr. Piszel have entered into an employment letter agreement, a description of which is set forth in Item 1.01 of this Current Report on Form 8 K and incorporated in this Item 5.02 by reference.

Prior to joining Health Net, Mr. Piszel had a long career with Prudential Financial, Inc. (“Prudential”). From 1998 to August 2004, Mr. Piszel served as Senior Vice President and Controller of Prudential. Prior to that Mr. Piszel served as Corporate Vice President assigned to special finance projects (1997 to 1998), and served as the Chief Financial Officer of Prudential’s Institutional Asset Management Business (1995 to 1997) and Individual Life Insurance Business (1993 to 1995). From 1990 to 1993, Mr. Piszel served in different accounting and auditing positions at Deloitte and Touche, including as Audit Partner serving The Prudential Insurance Company of America and National Office Partner and Assistant to National Managing Director of the U.S. Firm’s Accounting and Auditing Function. From 1988 to 1990, Mr. Piszel engaged in a two-year assignment as a practice fellow with the Financial Accounting Standards Board.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2004	HEALTH NET, INC.

	By:	/s/ B. Curtis Westen
B. Curtis Westen
Senior Vice President, General Counsel and Secretary